Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP)
Jointly Administered
Debtors.

MONTHLY OPERATING REPORT

DECEMBER 2009 - SUPPLEMENTAL

BALANCE SHEET AS OF DECEMBER 31, 2009 WITH

ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o WILLIAM J. FOX
1271 AVENUE OF THE AMERICAS
35th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o SHAI WAISMAN
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., A DEBTOR IN POSSESSION

THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Lehman Brothers Holdings Inc.

Date: May 3, 2010	By:	/s/ William J. Fox
William J. Fox
Executive Vice President

Indicate if this is an amended statement by checking here:        AMENDED STATEMENT ☐

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Other Controlled Entities
Notes to the Balance Sheet	4
Balance Sheet	12

Accompanying Schedules:
Financial Instruments Summary and Activity	14
Real Estate Owned and Unencumbered – By Product Type	15
Commercial Real Estate Owned and Unencumbered – By Property Type and Region	16
Loan Portfolio (Funded and Unencumbered) Summary by Rating	17
Private Equity / Principal Investments Owned and Unencumbered	18
Derivatives Assets and Liabilities	19
Pledged Inventory	20
Unfunded Lending and Principal Investments Commitments	21
Reconciliation of Five-Year Cash Flow Estimates (Gross Receipts) to the Balance Sheet	22
Intercompany Receivables and Payables	24

SCHEDULE OF DEBTORS

The following entities have filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”):

	Case No.	Date Filed
Lead Debtor:
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008

Related Debtors:
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC(1)	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

(1)          On May 26, 2009, a motion was filed on behalf of LBHI seeking entry of an order pursuant to Section 1112(b) of the Bankruptcy Code to dismiss the Chapter 11 Case of PAMI Statler Arms LLC, with a hearing to be held on June 24, 2009.  On June 19, 2009, the motion was adjourned without a date for a continuation hearing.

The Chapter 11 case of Fundo de Investimento Multimercado Credito Privado Navigator Investimento No Exterior (Case No: 08-13903) has been dismissed.

The Chapter 11 case of Lehman Brothers Finance SA (Case No: 08-13887) has been dismissed.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND OTHER CONTROLLED ENTITIES

MONTHLY OPERATING REPORT (“MOR”)

NOTES TO THE BALANCE SHEETS AS OF DECEMBER 31, 2009

(AND ACCOMPANYING SCHEDULES)

(Unaudited)

Basis of Presentation

The information and data included in this MOR are derived from sources available to LBHI and its Controlled Entities (collectively, the “Company”). Controlled Entities (or “LBHI Controlled”), refers to those entities that are directly or indirectly controlled by LBHI, and exclude, among other things, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.  LBHI and certain of its Controlled Entities have filed for protection under Chapter 11 of the Bankruptcy Code, and are referred to herein as (“Debtors”).  The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code  are referred to herein as (“Non-Debtors”), though they may be a party to other proceedings, including among other things, liquidations or other receiverships abroad. The Company has prepared this MOR, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient.  This MOR is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

This MOR should be read in conjunction with previously filed financial statements and accompanying notes in LBHI’s annual and quarterly reports and Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings dated post Chapter 11 as filed with various regulatory agencies by Controlled Entities.  This MOR is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), although, certain, but not all, of the deviations from GAAP and other pertinent disclosures are described in these Notes.

The Balance Sheets and Accompanying Schedules (collectively, the “Balance Sheet”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. This MOR does not include explanatory footnotes and other disclosures required under GAAP and is not presented in a GAAP-based SEC reporting format.  Certain classifications utilized in this MOR may differ from prior report classifications; accordingly amounts may not be comparable.

Certain items presented in this MOR remain under continuing review by the Company and may be accounted for differently in future monthly reports. Accordingly, the financial information herein is subject to change and any such change could be material.

The Balance Sheet does not reflect or provide for all of the consequences of the Company’s Chapter 11 cases (i) as to assets, including a wide range of legal claims the Company is pursuing or considering pursuing, their realizable values on a liquidation basis or their availability to satisfy liabilities; and (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or their status and priority. Accordingly, future monthly reports may reflect adjustments (including write-downs and write-offs) to the assets and adjustments to the liabilities, which may be material.

The Balance Sheet does not reflect off-balance sheet commitments, including, but not limited to, fully unfunded commitments under corporate loan agreements, real estate and private equity partnerships, and other agreements, contingencies and guarantees made by the Company prior to the Chapter 11 cases. The validity, existence and extent of obligations under the various guarantees have yet to be determined.

The Balance Sheet reflects the investments in LBHI’s wholly-owned indirect subsidiaries Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) and Woodlands Commercial Bank (formerly known as Lehman Brothers Commercial Bank) (“Woodlands”), (collectively the “Banks”) on an equity basis in “Investments in affiliates — LBHI Controlled Non-Debtor Entities”.

Subsequent to June 30, 2009, Merit, LBS, and LBPS filed for protection under Chapter 11 of the Bankruptcy Code. LBS and LBPS are now included in the Balance Sheet as Debtor Entities. Merit’s balance sheet is currently under review and not presented separately in the Balance Sheet herein.

This MOR is not audited and will not be subject to audit or review by the Company’s external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheet, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those amounts are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and could have a material effect on the Balance Sheet and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.  Such revisions may be material.

Cash and Investments

Cash and short term investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations, U.S. government guaranteed securities with maturities of three months to two years and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Cash and investments pledged or restricted includes the cash and investments pledged on or prior to September 15, 2008 by the Company in connection with certain documents executed by the Company and various financial institutions.

The significant reduction in the cash and investments pledged or restricted (as compared to balances as of June 30, 2009), is due to an agreement with JPMorgan Chase & Co. (“JPMorgan”) as described below. With respect to other pledged cash held by other financial institutions, the Company has not recorded any reserves against this cash, as the Company is in negotiation or litigation with these financial institutions and other counterparties regarding these pledges, or in some cases the Company does not have sufficient information at this time as to the circumstances surrounding these pledges. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future Balance Sheets.

In addition, cash and investments pledged or restricted includes: (i) approximately $2.0 billion held by Lehman Commercial Paper Inc. (“LCPI”) (also reported as post-petition payable) primarily consisting of cash collected on (a) loans that collateralize notes held by both LBHI Controlled entities and Non-LBHI Controlled entities and (b) loans participated to a Non-LBHI Controlled entity; (ii) cash collected on derivatives trades which collateralized notes; and (iii) pre-petition balances on administrative hold by certain financial institutions. No admission is made as to the validity, enforceability or perfection of any such collateralization and all rights in respect thereof are reserved.

Cash Seized

Subsequent to the Chapter 11 cases, approximately $510 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors. The Company is in litigation in pursuit of its rights to recover this amount from BOA.  Such amount is not reflected in the Balance Sheet.

JPMorgan Collateral Disposition Agreement

LBHI and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provides for the disposition of certain collateral held by JPM and satisfaction of its claims on a provisional basis. Pursuant to the CDA, among other things;

•                  JPM reduced its remaining aggregate claim balance from approximately $7.64 billion to approximately $524 million through application of collateral consisting of certain cash, cash proceeds and principal and income payments received in respect of certain securities and money market funds that JPM has asserted had been pledged by LBHI, LBI and other affiliates to secure such claims. LBHI made a one-time cash payment to JPM of approximately $524 million, recorded in Taxes and Other Payables in the Balance Sheet, equal to the aggregate unpaid balance of the provisionally allowed JPM claims.

•                  JPM transferred the remaining collateral to LBHI either as direct owner or subrogee.

•                  LBHI was subrogated to JPM’s alleged secured claim against LBI and certain other affiliates.

The Company has reflected the terms of the CDA as of December 31, 2009 and consequently has recorded a Subrogated Receivable from Affiliates and Third Parties of $9.4 billion for the cash previously reported as Cash and Investments Pledged or Restricted and securities posted by LBHI primarily on behalf of affiliates including LBI. The largest receivables recorded are from LBI in the amount of $6.6 billion, from LBSF of $1.8 billion and from LBIE of $0.5 billion. LBSF and other LBHI-Controlled entities have not recorded the corresponding payable to LBHI at this time. The Company cannot assess, at this time, the collectability of these receivables. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future Balance Sheets. The Company reserves all rights to contest any claim, guarantee and alleged security asserted by JPM, including its claims for interest charges on the clearance advances claim. The Company is in the process of evaluating the collateral transferred to LBHI as subrogee of LBI and certain other affiliates in order to determine if the value of such collateral owned by an affiliate will be sufficient to offset the cash posted on behalf of such affiliate by LBHI. Additionally, as part of the CDA, a portion of the affiliate collateral transferred to LBHI as subrogee consisted of LCPI securities held by JPM as collateral for LCPI’s potential obligation to JPM. LCPI’s exposure is contingent upon events that the Company has deemed unlikely to occur.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain principal investments and derivatives assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

Prior to the Chapter 11 cases, certain intercompany financing transactions may have occurred amongst the Company entities. For presentation purposes, inventory (not pledged to a third-party) collateralizing the financing transactions has not been transferred and continues to be reflected on the balance sheet of the entity receiving the financing, along with the related liabilities. The related inventory values as of December 31, 2009 on the Balance Sheet of the entities receiving the financing are approximately $1.0 billion for LBHI, $136 million for Lehman ALI Inc. and $261 million for Property Asset Management Inc. (“PAMI”).  These transactions are under review. Upon completion of such review, related amounts recorded in the Balance Sheet may require adjustments in future periods.

Financial instruments include Senior Notes, Subordinated Notes and equity interests (collectively “Securitization Instruments”) held by Debtor entities in securitization structures collateralized by assets (principally corporate and real estate loans) that were under loan participation agreements by LBHI Controlled Entities prior to the Chapter 11 cases.  These Securitization Instruments are valued based on the lower of (i) fair values of the underlying collateral as of December 31, 2009, or (ii) par value of the notes plus accrued interest.  These notes, approximately $2.4 billion at LBHI and $0.8 billion at LCPI, had been pledged to a financial institution.  The aggregate fair values of these notes, estimated as of December 31, 2009, were recorded within Loans, Real Estate and Principal Investments in the amounts of $1.2 billion, $1.4 billion, and $0.6 billion, respectively.  As part of the CDA, the Company has obtained possession of the Securitization Instruments and will be assessing ownership rights on the underlying collateral.

The Company is not in possession or does not have complete control of certain financial instruments reflected on its books and has filed or is in the process of filing claims with the affiliated broker-dealer or other counterparties.

Derivatives

Derivative Assets.  Derivative assets represent amounts due from counterparties related to matured, terminated and open trades recorded at expected recovery amounts, net of cash and securities collateral received. Recoveries in respect of derivatives receivables are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time as of when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to  derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; and (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles and, deduct for financial advisory and legal fees that the Company believes are excessive and expansive set-off provisions.

The expected recovery amounts are determined using various models, data sources, and certain assumptions regarding contract provisions.  During the period June 30, 2009 to December 31, 2009 the change in estimated recovery values primarily reflects the

Company’s current judgment of estimated recovery values taking into consideration a probabilistic assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets in the future as the Company obtains greater clarity on the issues referred to above; such adjustments (including write-downs and write-offs) may be material.

Derivative assets include amounts that may collateralize certain notes.  These amounts continue to be under review with respect to whether any security interests are valid, perfected, or enforceable and whether they might be voidable under the U.S. Bankruptcy Code.

Pursuant to an order entered in the Chapter 11 cases, certain of the Company entities have commenced a hedging program in order to protect the value of certain derivatives transactions that have not been terminated by counterparties. The cash posted as collateral, net of mark-to-market adjustments on the futures positions and the net gains or losses are reflected in Receivables and Other Assets in the Balance Sheet.

Derivative Liabilities.  Derivative liabilities represent amounts due to counterparties related to open, matured and terminated transactions.  These derivative liabilities are recorded at fair value net of cash and/or securities collateral.  The Company used the following as the fair value for derivative liabilities: (i) the fair values as of December 31, 2009 for trades open as of December 31, 2009, (ii) the fair values at the date of termination or maturity where the counterparty notified the Company of such termination prior to December 31, 2009, or (iii) the last valuation recorded by the Company prior to the Chapter 11 cases, where a (more recent) fair value was unable to be determined.

Derivative liabilities reflected in the Balance Sheet do not represent claims made against the Company.  It is likely that once the filed claims are reviewed, the claim amounts will be materially different than the fair value of the liabilities. As with the complexities described above regarding recoveries of derivative assets, similar issues will arise for derivative liabilities.

Real Estate

Real Estate includes residential and commercial whole loans, residential and commercial real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. Real Estate financial instruments are recorded at fair value. In most cases, pricing models incorporate projected cash flows, discounted at rates based on certain market assumptions, provided by third parties for the commercial real estate portfolio. Valuations for residential real estate assets are primarily based on recent comparable sales activity.

Loans

Loans primarily consist of term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to the borrower. Loans are recorded at fair value.

Loan participations, under a United Kingdom law Loan Market Association (“LMA”)-style loan participation agreement, do not result in a change in the beneficial ownership of the underlying loans due to an act of insolvency. As a result LCPI, as grantor, retained certain of these loans and in the period ending June 30, 2009, had recorded approximately $800 million in loans participated prior to the Chapter 11 cases to Lehman Brothers Bankhaus A.G. (“LB Bankhaus”), and a corresponding liability due to LB Bankhaus in “Due to Affiliates - Non-LBHI Controlled Entities” on its June 30, 2009 the Balance Sheet.  Principal and interest received from the borrowers on these loans is being reported as cash on the Balance Sheet.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in corporations and general partner and limited partner interests in asset managers (including private equity) and in related funds.  Equity principal investments are primarily valued utilizing discounted cash flows, comparable trading (including cross-cycle analysis) and transaction multiples. Fixed income principal investments are primarily valued utilizing market trading, comparable spreads and yields (including cross-cycle analysis), and recovery analysis. Investments in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

On May 4, 2009, the Company completed the transfer to Neuberger Berman Group LLC (the “Purchaser”) of the equity interests of certain subsidiaries and assets related to its investment management business, and the assumption of certain related liabilities. The Purchaser issued certain Preferred Units (aggregate liquidation preference of $875 million, subject to certain adjustments) and common equity interests in connection with this acquisition. As consideration, the Company received 93% of the Preferred Units and 49% of the aggregate common equity interests.  The Company has recorded its preferred and common equity interests at the amounts initially calculated prior to the closing of the acquisition ($1,017 million), which is reflected in Private Equity / Principal Investments on the Balance Sheet of a Non-Debtor entity as of December 31, 2009.  This initial valuation has not been updated, and as such, may lead to potential adjustments in future MORs.  The Company has written off any goodwill previously reflected in Receivables and Other Assets in a Non-Debtor entity on the December 31, 2008 Balance Sheet.

Due to/from and Investments in Affiliates - Transactions with LBHI Controlled Entities and Non-LBHI Controlled Entities (separately or collectively, “Affiliates”)

Receivables and payables amongst the Company entities consist of: (i) intercompany derivative contracts recorded on September 14, 2008 at fair value in the Company’s records, and (ii) other intercompany receivables and payables derived from financings and normal course of business activities as of December 31, 2009.

Receivables from and payables to Non-LBHI Controlled Entities consist of derivative contracts recorded at fair value in the Company’s records and other intercompany receivables and payables derived from financings and normal course of business activities recorded as of September 14, 2008, except for certain repurchase and other financing agreements which are reflected (for purposes of this presentation) net of collateral inventory.

This Balance Sheet does not reflect potential reserves on the receivables from Affiliates and investments in Affiliates or an estimate of potential payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.  For purposes of the Disclosure Statement, a recovery on net intercompany receivables from Non-LBHI Controlled Entities was estimated.

Current market valuations for assets held at Non-LBHI Controlled Entities are neither maintained by, nor readily available to, the Company. As such, investments in Non-LBHI Controlled Entities are recorded at the net book values which were recorded as of September 14, 2008.  Adjustments may be required in future MORs (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheet. Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount in Investments in affiliates on the Balance Sheet.

This Balance Sheet reflects the obligations for certain administrative services and bankruptcy related costs incurred through December 31, 2009. The accrued costs not paid as of December 31, 2009 are reflected as accrued liabilities.  Certain of these costs have been allocated to significant Debtor and Non-Debtor LBHI Controlled Entities and are reflected as receivables from and payables to LBHI Controlled Debtor and Non-Debtor Entities net of any cash payments. The costs incurred for LBHI operations are determined in the following order: (i) assigned to the legal entity where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) then (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are asset class support costs not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class. Indirect Costs are for the overall management of the Company and cannot be specifically identified to a legal entity or asset class. Indirect costs are first allocated to all asset classes based on a equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class.

Company entities have engaged in cash transfers and transactions post-petition between Affiliates subject to a Cash Management Order approved by the Court.  These transfers and transactions are primarily to support activities on behalf of other LBHI-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring of certain investments, or paying operating expenses. The transferring affiliate is entitled to certain claim priorities in the case of other Debtors, (and in the case of Non-Debtor Entities, a promissory note accruing interest at a market rate) and where available, collateral to secure the advanced funds. Similarly, LBHI has received cash on behalf of other LBHI-Controlled Entities post-petition, most often in cases where an LBHI-Controlled Entity has sold an asset and may not have a bank account to hold the proceeds received in the sale.  These LBHI-Controlled Entities have administrative claims to LBHI for this cash.  All of the above cash transactions are reflected in Due from Affiliates- LBHI Controlled Entities and Due to Affiliates - LBHI-Controlled Entities.

On September 19, 2008, Lehman Brothers Inc., (“LBI”) a subsidiary of LBHI that is currently in liquidation pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimus amount as the Company believes the PIK Note has no value.  Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard.  In the event that such valuation reflects a positive value, the Balance Sheet will be adjusted accordingly.

Subsequent to September 15, 2008, certain of the Company’s derivative trades and related collateral processed through the Chicago Mercantile Exchange (“CME”) were transferred to other CME members. The financial impact to (and potential legal claim of) the Company is undetermined as of the date of this MOR filing.  The Company had recorded a receivable from LBI as its clearing CME member.  Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future MORs.

The systems utilized by the Company have recorded, in certain cases, interest income or expense on outstanding balances between affiliates; accordingly, such amounts are included in the Balance Sheet. Realization may be impacted by bankruptcy proceedings in the various legal jurisdictions and may require adjustments in future MORs which may be material.

The Banks

On February 20, 2009, the Company made a capital contribution of $200 million to Woodlands.  In exchange for the contribution, Woodlands provided the Company with the right to receive the first $200 million of any recovery on a loss incurred when a financial institution obtained control of Woodlands’ securities that had been placed with LBI for safekeeping.

During the six month period ending June 30, 2009, the Company made capital contributions to Aurora of approximately $400 million consisting of mortgage servicing rights, forgiveness of liabilities to the Company, and cash. In December 2009, the Company made an additional capital contribution of $100 million to assure Aurora’s total risk-based capital ratio satisfies the 10% “well-capitalized” mark as of December 31, 2009.

Under a Master Forward Agreement (“MFA”), as amended in August 2008, the Company agreed to purchase all loans held for sale from Aurora, without recourse, on a sale date designated by Aurora at a price equal to Aurora’s cost of the loan less principal payments received to date.  The Company did not perform its obligation to purchase the loans resulting in an event of default.  As a result, Aurora obtained control of the approximately $415 million of estimated value of collateral in the form of mortgage servicing rights posted by the Company.

The Company entered into (i) a Master Repurchase Agreement (“Aurora MRA”), as originated in March 2009 and amended in July 2009 and December 2009, with Aurora to provide Aurora with up to $450 million of borrowing capacity through June 30, 2010 and (ii) a receivables  financing facility (“Receivables Loan”) in October of 2009, via a bankruptcy remote special purpose entity owned by Aurora’s wholly-owned loan servicing subsidiary where the Company will provide up to $500 million in short-term secured financing subject to certain borrowing base and all other restrictions.  As of December 31, 2009, there are no outstanding balances on the Aurora MRA and $252 million are outstanding on the Receivables Loan.

Receivables and Other Assets

Receivables and Other Assets include over-the-counter (“OTC”) and futures derivatives recorded at fair value, inclusive of the cash collateral posted as margin with various third parties utilized to hedge the open derivative receivables.

Financings

The Company has securitization and financing agreements with third parties, where under some of these agreements an event of default has occurred. Such events of default include breach of collateralization ratio, failure to pay interest, failure to repurchase assets on the specified date, or LBHI’s bankruptcy. This MOR reflects these securitizations and financings (for purposes of this presentation) net of the respective securities inventory collateral either as a net payable or, if it resulted in a net receivable, in certain cases, a reserve was recorded. The subsequent decrease in values of the underlying inventory collateralizing the financing transactions have not been reflected as a payable to the third parties. These agreements with financing counterparties are subject to ongoing legal review.  As such, net amounts recorded in the Balance Sheet are estimates and may be material and require adjustments in future periods.  The Company has or is in the process of submitting a claim to Affiliates in other receiverships to recover certain financial instruments.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations of the Debtors and does not represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 cases. Differences between amounts recorded in the Debtors’ books as of their respective petition dates and the creditors’ claims, including tax authorities and derivatives counterparties, filed by the Bar Date, are material.

Taxes

Due to the uncertainties of future taxable profits, the deferred tax assets recorded by the Company prior to the bankruptcy filings have been entirely offset through valuation allowances.  Deferred tax assets have not been recorded for 2008 or 2009.  LBHI and its subsidiaries filed their 2008 federal tax return reflecting a net operating loss (“NOL”) of approximately $47 billion and subsequently filed a federal income tax refund claim of approximately $350 million for the two-year carryback of the 2008 NOL.

In addition to the 2008 NOL carryback claim, LBHI is due a refund from the Internal Revenue Service (“IRS”) for the tax years 1997 through 2000.  The Company is also currently under IRS examination for 2001 through 2007.  Although the IRS has not filed any proofs of claim against the Debtors, as the bar date for federal tax claims has been extended until June 30, 2010 (and may be extended further), the IRS has indicated it will apply refunds owed as offsets against its claims.  LBHI also expects to make an election to carryback its 2008 NOL for up to five years under recently enacted legislation, which may further reduce any federal tax deficiency.

As described in the Disclosure Statement, the Company’s estimates approximately $2 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims referenced above and the anticipated five-year NOL carryback. Accordingly, such estimate is reflected in the Balance Sheet. The Company is negotiating significant issues with various taxing authorities and this amount could change at any time, which could be material.  LBHI plans to allocate the estimated liability to other members of the federal consolidated group, including LBI, on a reasonable basis.  Because certain taxes carry joint and/or several liability, LBHI may pay taxes relating to LBI.  In such event, LBHI may have a claim against LBI.

Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (including borrowings) of LBHI Controlled and Non-LBHI Controlled Entities having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheet date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are included in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and any recoveries or liabilities may have upon the Balance Sheet. As more information becomes available, the Company may record revisions, which may be material, in future MORs.

Examiner

On January 16, 2009, the Bankruptcy Court entered an order directing the U.S. Trustee to appoint an Examiner and outlined the subject matter of the Examiner’s investigation. The Examiner’s report was issued on March 11, 2010.  The Company is currently reviewing the Examiner’s report to determine whether any actions should be taken to pursue possible recoveries from any Affiliates or third parties.

Subsequent Events

Events (described below), subsequent to December 31, 2009, with the exception of certain provisions resulting from the effectiveness of the JPM CDA as previously described herein, are not reflected in the Balance Sheet and will be reflected in future MORs.

On March 15, 2010, the Company filed a Chapter 11 plan of reorganization which proposes the economic resolution of their allowed claims against and equity interests in the Debtors pursuant to the Bankruptcy Code. The plan proposes to pay secured, administrative and priority creditors in full, while general unsecured claims, direct intercompany claims and guarantee claims would in part be satisfied by a “pro rata” cash distribution subject to the proposed plan. Stockholders are not expected to receive any value under the plan on account of their equity interests. On April 15, 2010, the Company filed a proposed Disclosure Statement which includes, among other things, estimates of recoveries for each Debtor including future asset recoveries and operating costs.

LB Bankhaus Settlement

The Company and LB Bankhaus agreed to the terms of a settlement agreement (“Bankhaus Agreement”), as approved by the Bankruptcy Court on January 14, 2010, whereby the Company would acquire 86 loans with a total outstanding balance due of approximately $2.9 billion for a discounted purchase price of approximately $1 billion that accounts for (i) litigation risks associated with the ownership of certain loans and (ii) commercial risks attendant to collections. The effects of the Bankhaus Agreement have not been reflected in this Balance Sheet.

Claims

The respective Bar Dates for all prepetition creditors (except for the Internal Revenue Service, and for creditors of LBS, LBPS, and Merit) have passed. To date, in excess of 66,000 claims with a face amount in excess of $900 billion have been filed in various priorities against the various Debtors. The population of claims includes over 21,000 that are either unliquidated, contingent or otherwise not quantified by the claimant, and over 11,000 guarantee claims.  The Debtors have identified differences between amounts claimed by creditors and the amounts recorded in the Debtors’ records and ledgers as of their respective petition dates. The Debtors are in the process of and will continue to investigate these differences (including unliquidated and contingent claims) and will seek to reconcile such differences through its claims resolution process. To date, the Company has identified many claims which it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. There have been 1,663 claims in face amount of $52.8 billion disallowed as duplicative of earlier filed claims or amended by later filed claims and objections to 1,521 claims with a face amount of $77 billion are currently pending before the court. The Debtors intend to object to claims as appropriate. Any future settlement of claims, which may be material, will be reflected in future balance sheets and MORs.

Financial Systems and Control Environment

In connection with the December 31, 2009 financial closing process, certain financial applications were operated by a third party on the Company’s behalf.  Procedures, controls and resources used to create the Balance Sheet were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases.  The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified that require future adjustments.

Accompanying Schedules

The amounts disclosed in the Accompanying Schedules to the Balance Sheet included in this MOR filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

The Reconciliation of Five-Year Cash Flow Estimates (Gross Receipts) to the Balance Sheet schedule presents a reconciliation of gross estimated cash receipts over a five-year period to the relevant amounts recorded on the Balance Sheet.  The gross estimated cash receipts (as reflected in the Disclosure Statement) differ from the amounts recorded in the Balance Sheet for financial instruments. Amounts recorded in financial instruments in the Balance Sheet are based on a fair value concept (as defined herein) which estimates the amounts at which the assets could be bought or sold in a current transaction between willing parties other than in a liquidation scenario, whereas gross estimated cash receipts presented in the Disclosure Statement are based on an orderly disposition of assets over a five-year period.  For further discussion, refer to the Disclosure Statement filed on April 14, 2010.

Rounding

The Balance Sheet and the Accompanying Schedules may have rounding differences in their summations. In addition, there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts on the Balance Sheet.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Balance Sheet As of December 31, 2009

(Unaudited)

	DEBTOR ENTITIES (1)
	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers Commercial Corporation	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Lehman Commercial Paper Inc.	Luxembourg Residential Properties Loan Finance S.a.r.l.	LB 745 LLC	CES Aviation LLC
$ in millions	08-13555	08-13888	08-13885	08-13901	08-13893	08-13902	08-13899	08-13900	09-10108	08-13600	08-13905

Assets
Cash and investments	$2,974	$5,090	$1,165	$480	$168	$425	$388	$1,638	$8	$—	$—
Cash and investments pledged or restricted	2,360	310	36	5	—	—	—	1,989	—	—	—
Financial instruments and other inventory positions:
Real estate	1,941	—	—	—	—	—	—	1,406	137	—	—
Loans	1,286	2	—	—	—	—	—	1,856	—	—	—
Private equity/Principal investments	1,143	—	—	—	—	—	—	350	—	—	—
Derivatives and other contractual agreements	—	4,465	397	134	218	69	19	106	—	—	—
Total financial instruments and other inventory positions	4,370	4,467	397	134	218	69	19	3,718	137	—	—
Subrogated Receivables from Affiliates and Third Parties	9,399	—	—	—	—	—	—	—	—	—	—
Receivables and other assets	697	390	21	10	1	14	1	260	—	—	—
Investments in affiliates:
LBHI controlled debtor entities	797	277	—	—	—	—	—	143	—	—	—
LBHI controlled non-debtor entities	(30,123)	789	—	—	—	—	—	706	—	—	—
Non-LBHI controlled entities	14,838	—	—	—	—	—	—	—	—	—	—
Total Investments in affiliates	(14,488)	1,066	—	—	—	—	—	849	—	—	—
Due from affiliates:
LBHI controlled entities - post petition	796	—	295	17	31	—	3	295	—	304	23
LBHI controlled debtor entities	45,574	1,624	1,173	828	4	—	2	4,663	7	33	—
LBHI controlled non-debtor entities	41,214	462	—	22	—	—	—	8,903	—	161	—
Non-LBHI controlled entities	60,323	8,569	1,891	3,114	1,450	—	—	754	—	2	—
Total due from affiliates	147,907	10,655	3,359	3,981	1,485	—	5	14,615	7	500	23

Total assets	$153,219	$21,978	$4,978	$4,610	$1,872	$508	$413	$23,069	$152	$500	$23

Liabilities and stockholders’ equity

Accounts payable and other liabilities:
Payables	$216	$—	$—	$—	$—	$—	$—	$1,976	$—	$—	$—
Due to LBHI controlled entities	1,165	50	1	—	—	—	—	83	—	—	—
Total accounts payable and liabilities	1,381	50	1	—	—	—	—	2,059	—	—	—

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	9,686	2,085	768	682	74	74	73	—	—	—
Borrowings	99,684	—	—	—	—	—	—	—	—	—	—
Taxes and Other Payables	3,824	366	1	16	—	—	—	555	—	—	—
Due to affiliates:
LBHI controlled debtor entities	5,316	21,090	2,573	1,628	457	204	113	22,507	—	48	22
LBHI controlled non-debtor entities	21,077	1,495	—	80	—	—	—	1,835	593	—	—
Non-LBHI controlled entities	51,259	760	40	2,107	391	1	10	1,381	—	—	—
Total due to affiliates	77,652	23,345	2,613	3,815	848	205	123	25,724	593	48	22

Total liabilities (subject to compromise for Debtor entities only)	181,159	33,396	4,700	4,599	1,531	279	197	26,353	593	48	22

Total liabilities	182,540	33,446	4,701	4,599	1,531	279	197	28,412	593	48	22

Stockholders’ equity
Preferred stock	8,993	—	—	—	—	—	—	—	—	—	—
Common stock and additional paid-in capital	9,317	350	31	11	100	250	175	2,031	—	—	7
Retained earnings and other stockholders’ equity	(47,631)	(11,818)	246	—	241	(21)	41	(7,374)	(441)	451	(6)
Total common stockholders’ equity	(38,314)	(11,468)	277	11	341	229	216	(5,343)	(441)	451	1
Total stockholders’ equity	(29,321)	(11,468)	277	11	341	229	216	(5,343)	(441)	451	1
Total liabilities and stockholders’ equity	$153,219	$21,978	$4,978	$4,610	$1,872	$508	$413	$23,069	$152	$500	$23

See accompanying Notes to Balance Sheet

(1)  Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Balance Sheet As of December 31, 2009

(Unaudited)

	DEBTOR ENTITIES (CONT’D)
	CES Aviation V	CES Aviation IX	Structured Asset Securities Corporation	East Dover Ltd	Lehman Scottish Finance LP	LB Rose Ranch LLC	LB 2080 Kalakaua Owners LLC	BNC Mortgage LLC	LB Somerset LLC	LB Preferred Somerset LLC	Total Debtor	Total LBHI Controlled Entities
$ in millions	08-13906	08-13907	09-10558	08-13908	08-13904	09-10560	09-12516	09-10137	09-17503	09-17505	Entities	(1) (2)

Assets
Cash and investments	$—	$—	$—	$—	$—	$1	$—	$—	$—	$—	$12,337	$14,704
Cash and investments pledged or restricted	—	—	—	—	2	—	—	—	—	—	4,702	4,821
Financial instruments and other inventory positions:												—
Real estate	—	—	—	—	—	4	—	—	—	—	3,488	5,252
Loans	—	—	—	—	—	—	—	—	—	—	3,144	3,453
Private equity/Principal investments	—	—	—	—	—	—	—	—	—	—	1,493	7,859
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	5,409	5,820
Total financial instruments and other inventory positions	—	—	—	—	—	4	—	—	—	—	13,534	22,383
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	9,399	9,399
Receivables and other assets	—	—	4	—	—	2	—	—	—	—	1,400	1,847
Investments in affiliates:
LBHI controlled debtor entities	—	—	—	—	—	—	—	—	—	—	1,217	(15,571)
LBHI controlled non-debtor entities	—	—	—	—	(17)	—	—	—	—	—	(28,645)	(27,383)
Non-LBHI controlled entities	—	—	—	—	—	—	—	—	—	—	14,838	22,874
Total Investments in affiliates	—	—	—	—	(17)	—	—	—	—	—	(12,590)	(20,081)
Due from affiliates:
LBHI controlled entities - post petition	3	6	—	—	—	—	—	—	—	—	1,773	2,500
LBHI controlled debtor entities	—	—	613	100	—	—	—	—	—	—	54,621	79,955
LBHI controlled non-debtor entities	—	—	—	—	58	—	—	17	—	—	50,837	50,839
Non-LBHI controlled entities	—	—	8	9	—	—	—	—	—	—	76,120	91,823
Total due from affiliates	3	6	621	109	58	—	—	17	—	—	183,351	225,117

Total assets	$3	$6	$625	$109	$43	$7	$—	$17	$—	$—	$212,133	$258,190

Liabilities and stockholders’ equity

Accounts payable and other liabilities:
Payables	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$2,192	$2,192
Due to LBHI controlled entities	—	—	—	—	—	—	—	—	—	—	1,299	2,509
Total accounts payable and liabilities	—	—	—	—	—	—	—	—	—	—	3,492	4,701

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	13,442	13,441
Borrowings	—	—	—	—	—	—	—	—	—	—	99,684	100,131
Taxes and Other Payables	—	—	—	—	—	1	2	13	—	3	4,780	5,299
Due to affiliates:
LBHI controlled debtor entities	8	9	588	4	—	—	—	1	—	—	54,568	106,153
LBHI controlled non-debtor entities	—	—	—	—	—	—	31	—	7	10	25,128	25,148
Non-LBHI controlled entities	—	—	—	—	—	—	—	1	—	—	55,950	60,994
Total due to affiliates	8	9	588	4	—	—	31	2	7	10	135,646	192,295

Total liabilities (subject to compromise for Debtor entities only)	8	9	588	4	—	1	32	15	7	12	253,552	311,167

Total liabilities	8	9	588	4	—	1	32	15	7	12	257,044	315,868

Stockholders’ equity
Preferred stock	—	—	—	—	—	—	—	—	—	—	8,993	11,035
Common stock and additional paid-in capital	—	—	20	76	50	47	(17)	67	—	—	12,514	26,162
Retained earnings and other stockholders’ equity	(4)	(3)	17	30	(8)	(40)	(15)	(65)	(7)	(12)	(66,419)	(94,875)
Total common stockholders’ equity	(4)	(3)	37	106	43	6	(32)	2	(7)	(12)	(53,905)	(68,713)
Total stockholders’ equity	(4)	(3)	37	106	43	6	(32)	2	(7)	(12)	(44,912)	(57,678)
Total liabilities and stockholders’ equity	$3	$6	$625	$109	$43	$7	$—	$17	$—	$—	$212,133	$258,190

See accompanying Notes to Balance Sheet

(1)  Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

(2)  Only balances between Non-Debtor Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Financial Instruments Summary and Activity(1)

July 1, 2009 - December 31, 2009

(Unaudited)

	As of December 31, 2009					(Activity 7/01/09 - 12/31/09)
				As Reported		Asset Transfers,	Fair Value /
				June 30, 2009		Reclassifications	Recovery Value	Cash
$ in millions	Encumbered(2)	Unencumbered	Total	Total	Change	and Other (3)	Change	(Receipts)	Disbursements

Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$1,026	$915	$1,941	$1,989	$(48)	$(17)	$62	$(161)	$69
Lehman Commercial Paper Inc.	425	981	1,406	1,648	(242)	—	(84)	(168)	10
Lux Residential Properties Loan Finance S.a.r.l	137	—	137	270	(133)	—	(133)	—	—
LB Rose Ranch LLC	—	4	4	3	1	—	1	—	—
Subtotal Debtors	1,588	1,900	3,488	3,910	(421)	(17)	(154)	(329)	79

Non-Debtors	416	1,348	1,764	1,934	(171)	3	(197)	(55)	79
Total Real Estate	2,004	3,248	5,252	5,844	(592)	(14)	(350)	(385)	158

Loans
Debtors:
Lehman Brothers Holdings Inc.	1,221	66	1,286	1,479	(192)	—	(139)	(53)	—
Lehman Brothers Special Financing Inc.	—	2	2	2	—	—	—	—	—
Lehman Brothers Commodity Services Inc.	—	—	—	—	—	—	—	—	—
Lehman Commercial Paper Inc.	101	1,755	1,856	1,789	67	137	276	(438)	92
Subtotal Debtors	1,322	1,823	3,144	3,270	(125)	137	136	(491)	92

Non-Debtors	160	148	308	583	(275)	(41)	(40)	(194)	—
Total Loans	1,482	1,971	3,453	3,853	(400)	96	96	(685)	92

Private Equity / Principal Investments(4)
Debtors:
Lehman Brothers Holdings Inc.	272	872	1,143	1,594	(451)	(454)	86	(83)	—
Lehman Commercial Paper Inc.	350	—	350	475	(124)	(201)	77	—	—
Subtotal Debtors	622	872	1,493	2,069	(575)	(655)	163	(83)	—

Non-Debtors	—	6,366	6,366	6,000	366	512	256	(582)	179
Total Private Equity / Principal Investments	622	7,238	7,859	8,069	(210)	(143)	419	(665)	179

Derivative Receivables and Related Assets(4)
Debtors:
Lehman Brothers Special Financing Inc.	422	4,043	4,465	10,475	(6,010)	(380)	(3,716)	(1,915)	—
Lehman Brothers Commodity Services Inc.	—	397	397	874	(478)	—	(66)	(412)	—
Lehman Brothers OTC Derivatives Inc.	—	218	218	165	53	—	73	(20)	—
Lehman Brothers Commercial Corp.	—	134	134	83	51	—	115	(64)	—
Lehman Commercial Paper Inc.	—	106	106	327	(221)	—	33	(254)	—
Other Debtors	—	88	88	114	(26)	—	(13)	(12)	—
Subtotal Debtors	422	4,987	5,409	12,039	(6,630)	(380)	(3,574)	(2,677)	—

Non-Debtors	—	411	411	99	312	380	(62)	(7)	—
Total Derivative Receivables and Related Assets	422	5,398	5,820	12,138	(6,319)	—	(3,635)	(2,684)	—

Totals	$4,529	$17,855	$22,383	$29,904	$(7,521)	$(61)	$(3,470)	$(4,419)	$429

Notes:

(1)   This schedule reflects inventory activity between the June 30, 2009 and December 31, 2009 Balance Sheets.  This schedule and the accompanying Balance Sheet exclude any assets that have been, for presentation purposes, netted against any financings. Refer to the accompanying Notes to the Balance Sheet for further discussion.

(2)   Certain financial instruments were pledged to JPM as of December 31, 2009 but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the schedule of “Pledged Inventory - By Asset Group and Legal Entity” as well as the Notes to the Balance Sheet for further discussion.

(3)   Primarily includes: (i) Debtors that filed for Chapter 11 Bankruptcy protection after June 30, 2009, previously reported as Non-Debtors in the June 30, 2009 balance sheet, (ii) reclassifications of assets between legal entities, (iii) transfers of certain assets to a different administration, and (iv) accounting adjustments to June 30, 2009 balances due to the availability of additional information.

(4)   Amounts presented in the “Asset Transfers, Reclassifications and Other” consist primarily of transfers from Debtor to non-Debtor entities in which the economic benefit of these assets reverts back to the debtor entities.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Real Estate Owned and Unencumbered - By Product Type(1)

As of December 31, 2009

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Non-Debtor Entities	Total LBHI Controlled Entities
Residential Real Estate
United States
Whole Loans:
Alt-A / Prime(2)
First Lien	$92	$—	$—	$92	$—	$92
Second Lien	11	—	—	11	—	11
Subtotal	103	—	—	103	—	103

Subprime(2)
First Lien	88	—	—	88	—	88
Second Lien	2	—	—	2	—	2
Subtotal	90	—	—	90	—	90

Other
Warehouse lines:
Residential	—	61	—	61	—	61
Auto	—	9	—	9	—	9
Securities	—	10	—	10	—	10
Real Estate Owned	38	—	—	38	2	40
Small Balance Commercial	7	—	—	7	14	21
Mortgage-Backed Securities(3)	—	—	—	—	214	214
Other(4)	110	—	—	110	—	110
Subtotal	154	80	—	234	230	464

Total Residential Real Estate	$348	$80	$—	$427	$230	$657

Commercial Real Estate
North America
Whole loans
Senior	$213	$17	$—	$230	$144	$374
B-notes/Mezzanine	168	—	—	168	39	207
Corporate Loans	19	43	—	63	58	121
Seller Financed Loans	—	288	—	288	—	288
Equity	—	—	—	—	148	148
Real Estate Owned	142	—	4	146	305	451
Other	25	14	—	39	1	40
Subtotal	567	362	4	933	695	1,628

Europe
Whole loans
Senior	—	98	—	98	—	98
B-notes/Mezzanine	—	441	—	441	—	441
Corporate Loans	—	—	—	—	—	—
Equity	—		—	—	178	178
Subtotal	—	539	—	539	179	718

Asia
Whole loans
Senior	—	—	—	—	11	11
B-notes/Mezzanine	—	—	—	—	11	11
NPLs(5)	—	—	—	—	56	56
Equity	—	—	—	—	120	120
Real Estate Owned	—	—	—	—	11	11
Other	—	—	—	—	35	35
Subtotal	—	—	—	—	244	244

Total Commercial Real Estate	$567	$901	$4	$1,472	$1,118	$2,590

Total Real Estate	$915	$981	$4	$1,900	$1,348	$3,248

Notes:

(1)   This schedule reflects unencumbered assets that are included on the Balance Sheet.  Pledged assets are presented separately on the schedule of Pledged Inventory.  Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)   Prime / Subprime designations based on loan characteristics at origination.

(3)   Rated non-investment grade.

(4)   Represents the estimated present value of servicing fee cash flows, valued at approximately $50 million, and other real estate assets of approximately $60 million.

(5)   NPLs are loans purchased as non-performing loans.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Commercial Real Estate Owned and Unencumbered - By Property Type And Region(1)

As of December 31, 2009

(Unaudited)

$ in millions	North America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$42	$45	$—	$87
Hotel	67	—	—	67
Multi-family	38	—	—	38
Retail	1	28	11	40
Residential	—	10	—	10
Condominium	20	15	—	36
Land	182	—	—	182
Other	23	—	—	23
Total Senior Whole Loans by Type	374	98	11	483

B-Note/Mezz Whole Loans
Office	37	233	—	270
Hotel	8	34	11	54
Multi-family	60	82	—	143
Mixed-use	—	91	—	91
Retail	15	—	—	15
Condominium	47	—	—	47
Land	39	—	—	39
Total B-Notes/Mezz Whole Loans by Type	207	441	11	659

Corporate Loans
Industrial	19	—	—	19
Multi-family	101	—	—	101
Total Corporate Loans by Type	121	—	—	121

Seller Financed Loans
Office	108	—	—	108
Hotel	29	—	—	29
Multi-family	132	—	—	132
Other	19	—	—	19
Total Seller Financed Loans by Type	288	—	—	288

NPLs(2)
Residential	—	—	54	54
Other	—	—	2	2
Total NPLs by Type	—	—	56	56

Equity
Office	1	42	71	114
Industrial	6	3	—	9
Hotel	34	—	19	53
Multi-family	4	—	15	19
Retail	3	11	1	15
Mixed-use	—	90	—	90
Condominium	12	1	—	13
Land	43	—	10	53
Other	45	31	4	81
Total Equity by Type	148	178	120	446

Real Estate Owned
Office	36	—	—	36
Industrial	4	—	—	4
Hotel	32	—	—	32
Multi-family	83	—	—	83
Condominium	174	—	—	174
Land	101	—	11	112
Other	21	—	—	21
Total Real Estate Owned by Type	451	—	11	462

Other	40	—	35	75
Total Commercial Real Estate	$1,628	$718	$244	$2,590

Notes:

(1)          This schedule reflects unencumbered assets that are included on the Balance Sheet.  Pledged assets are presented separately on the schedule of Pledged Inventory.  Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)          NPLs are loans purchased as non-performing loans.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Loan Portfolio (Funded and Unencumbered) Summary by Rating(1)

As of December 31, 2009

(Unaudited)

$ in millions

	Debtor Entities
Ratings Equivalent(2)	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Commercial Paper Inc.	Non-Debtor Entities	Total LBHI- Controlled Entities	% of Total

				Notional

High Grade	$—	$—	$1	$1,055	$—	$1,056	43%
High Yield	88	9	—	1,144	31	1,272	51%
Non-Rated(4)(5)	1	—	—	30	120	151	6%

Total	$89	$9	$1	$2,229	$151	$2,479	100%

			Fair Value(3)

High Grade	$1	$—	$—	$876	$—	$877	44%
High Yield	64	2	—	844	28	938	48%
Non-Rated(4)(5)	1	—	—	35	120	156	8%

Total	$66	$2	$—	$1,755	$148	$1,971	100%

Notes:

(1)          This schedule reflects unencumbered assets that are included on the Balance Sheet.  Pledged assets are presented separately on the schedule of Pledged Inventory.  Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)          “High Grade” (investment grade) or “High Yield” (non-investment grade) categorizations are based on internal ratings and may not be equivalent to external credit assessments by major independent credit rating agencies.

(3)          Loans are reported at Fair Value as defined in the accompanying Notes to the Balance Sheet.

(4)          Non-Rated assets primarily consist of (i) non-performing loan portfolios in Asia and South America with a Notional value of approximately $1.9 billion, which are included at fair value of approximately $120 million in both “Notional” and “Fair Value” in the table above and (ii) trade claims which have a Notional value of approximately $2.0 billion and are included  at fair value of approximately $26 million in both “Notional” and “Fair Value” in the table above.

(5)          Certain special purpose vehicle (“SPV”) bonds that were formerly included in the “Non-Rated” category in previously filed MORs, are now rated internally.  These bonds were issued by third-party SPVs, and represent about $812 million on a notional basis, and $708 million on a fair value basis.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Private Equity / Principal Investments Owned and Unencumbered by Legal Entity and Product Type(1)

As of December 31, 2009

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments	GP/LP Investments(3)	Asia Investments	Seed Capital	Totals
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$10	$400	$444	$—	$18	$872
Lehman Commercial Paper Inc.	—	—	—	—	—	—
Total Debtors	10	400	444	—	18	872

Non-Debtors(2)	758	2,640	2,241	465	261	6,366

Total	$768	$3,040	$2,685	$465	$280	$7,238

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$228	$2,389	$468	$342	$—	$3,428
Venture Capital	85	60	14	—	—	159
Fixed Income	101	420	142	23	—	685
Real Estate Funds	287	1	1	—	—	289
Hedge Funds	—	—	2,057	—	243	2,299
Other(4)	67	170	3	101	37	378

Total	$768	$3,040	$2,685	$465	$280	$7,238

Notes:

(1)          This schedule reflects unencumbered assets that are included on the Balance Sheet.  Pledged assets are presented separately on the schedule of Pledged Inventory.  Private Equity / Principal Investments are reported at values as of September 30, 2009, updated with activity through December 31, 2009.  Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)          Non-Debtors balance in Direct Investments includes $1,017 million recorded for preferred and common equity interests in Neuberger Berman as of December 31, 2009.  See Notes to the Balance Sheet for further discussion on the Neuberger Berman transaction.

(3)          Represents Limited Partner (“LP”) interests in investment funds and General Partner ownership interests in Fund Sponsors.

(4)          “Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Derivatives Assets and Liabilities(1)

As of December 31, 2009

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers Commercial Corporation	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Lehman Commercial Paper Inc.	Non-Debtor Entities	Totals

Assets - Receivables, Net

Open ($)	$—	$1,157	$14	$—	$104	$19	$9	$—	$—	$1,303
Termed / Matured ($)	—	3,099	357	134	114	50	10	106	411	4,282
Total	—	4,256	371	134	218	69	19	106	411	5,585
Other Derivative Related Assets(2)	—	209	26	—	—	—		—	—	235
Total Derivatives and Related Assets	$—	$4,465	$397	$134	$218	$69	$19	$106	$411	$5,820

# of Contracts
Open (# of contracts)	—	437	11	—	14	5	1	—	—	468
Termed / Matured (# of contracts)	2	1,804	200	342	51	42	27	23	6	2,497
Total	2	2,241	211	342	65	47	28	23	6	2,965

Liabilities - Payables

Open ($)	$—	$(659)	$(19)	$(136)	$(232)	$(1)	$(0)		$—	$(1,046)
Termed / Matured ($)	—	(9,027)	(2,066)	(632)	(450)	(73)	(74)	(73)	—	(12,396)
Total	$—	$(9,686)	$(2,085)	$(768)	$(682)	$(74)	$(74)	$(73)	$—	$(13,442)

# of Contracts
Open (# of contracts)	—	391	30	66	36	2	5	—	—	530
Termed / Matured (# of contracts)	—	1,372	154	60	75	5	33	2	—	1,701
Total	—	1,763	184	126	111	7	38	2	—	2,231

Notes:

(1)   Refer to the accompanying Notes to the Balance Sheet for further discussion regarding derivative amounts recorded.

(2)   Amounts represent assets being managed by the LBHI Derivative Asset team that are not related to open or termed contracts.  Amounts primarily include returned customer collateral, physical commodity positions, and shares of hedge funds.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Pledged Inventory - By Asset Group and Legal Entity(1)

As of December 31, 2009

(Unaudited)

	DEBTOR ENTITIES
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Lux Residential Properties Loan Finance S.a.r.l	Lehman Brothers Special Financing Inc.	Total Debtor Entities	Non-Debtor Entities	Total LBHI Controlled Entities

Pledged Inventory

Real Estate - Commercial:
Securitization Instruments(2)	$1,026	$375	$—	$—	$1,401	$—	$1,401
Whole loans - Senior
North America	—	50	—	—	50	317	367
Europe	—	—	—	—	—	98	98
Asia	—	—	—	—	—	—	—
U.S. Corporate Loans	—	—	137	—	137	—	137
Total Real Estate Pledged	1,026	425	137	—	1,588	416	2,004

Loans:
Securitization Instruments(2)	1,075	101	—	—	1,176	—	1,176
U.S. and U.K. Corporate Loans	146	—	—	—	146	160	306
Total Loans Pledged	1,221	101	—	—	1,322	160	1,482

Private Equity / Principal Investments:
Securitization Instruments(2)	272	350	—	—	622	—	622

Derivative Receivables	—	—	—	422	422	—	422

Total Pledged	$2,519	$876	$137	$422	$3,954	$576	$4,529

Allocation of Pledged Inventory by Counterparty Type

Clearing Banks and Collateralized Lenders (2)	$2,519	$826	$—	$—	$3,345	$576	$3,920
Other Third Parties	—	—	—	422	422	—	422
LBHI Controlled Affiliates:
Aurora Bank FSB	—	50	69	—	119	—	119
Woodlands Commercial Bank	—	—	69	—	69	—	69

Total Pledged	$2,519	$876	$137	$422	$3,954	$576	$4,529

Notes:

(1)          Schedule presents encumbered assets reported on the Balance Sheet.  Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)          Represents Senior Notes and subordinated interests held by LBHI and LCPI in Lehman-created securitization vehicles.  These instruments were pledged to JPM, but were subsequently released in accordance with the terms of the CDA.  Refer to the Notes to the Balance Sheet for further discussion.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Unfunded Lending and Principal Investments Commitments(1)

As of December 31, 2009

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Non-Debtor Entities	Total LBHI Controlled Entities
Real Estate(3)
Commercial	$74	$226	$—	$300	$75	$375

Loans(2)(3)
High Grade	159	2,703	1	2,863	—	2,863
High Yield	62	1,265	11	1,338	—	1,338
Non-Rated	—	127	—	127	—	127
Total	221	4,095	12	4,328	—	4,328

Private Equity / Principal Investments
Private Equity Platform	—	—	—	—	676	676
Direct Investments	—	126	—	126	73	198
GP / LP Investments(4)	111	—	—	111	683	795
Total	111	126	—	237	1,432	1,668

Total	$406	$4,447	$12	$4,865	$1,507	$6,372

Notes:

(1)	Schedule presents unfunded (i) lending commitments, or (ii) private equity capital commitments.

(2)

“High Grade” (investment grade) or “High Yield” (non-investment grade) categorizations are based on internal ratings and may not be equivalent to external credit assessments by major independent credit rating agencies

(3)

Loan commitments include $0.5 billion, and Real Estate commitments include $42 million, respectively, that have been primarily participated to certain securitization structures. Amounts exclude commitments made by Aurora Bank FSB, Woodlands Commercial Bank and certain other unfunded commitments participated to securitization structures that the Company is not obligated to fund but which had been included in previous MOR filings.

(4)	Represents unfunded commitments related to interests held in General Partnership (“GP”) and Limited Partnership (“LP”) investments.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Reconciliation of Five-Year Cash Flow Estimates (Gross Receipts) to the Balance Sheet (1)

As of December 31, 2009

(Unaudited)

	DEBTOR ENTITIES
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Lehman Brothers Special Financing Inc.	Other Debtors	Total Debtor Entities	Non-Debtor Entities	Total LBHI Controlled Entities
Real Estate (8)
Estimated Undiscounted Gross Receipts from Financial Instruments, per Cash Flow Estimates (5 yrs)(1)	$5,007	$4,381	$—	$316	$9,705	$2,367	$12,074
Amounts Included (Not Included) in December 31, 2009 Balance Sheets:
2010 Events(2)	(1,630)	(1,542)	—	—	(3,172)	426	(2,746)
Future Cash Investments Made to Preserve Assets(3)	(452)	(193)	—	(0)	(646)	(420)	(1,065)
Other Reclassifications(4)	(22)	(45)	—	(14)	(81)	178	97

Adjustments for Market, Economic, and Discount Factors (5)	(962)	(1,195)	—	(161)	(2,318)	(788)	(3,106)
Amounts, per Balance Sheets as of December 31, 2009	$1,941	$1,406	$—	$141	$3,488	$1,764	$5,252

Loans
Estimated Undiscounted Gross Receipts from Financial Instruments, per Cash Flow Estimates (5 yrs)(1)	$3,450	$3,580	$49	$1	$7,080	$137	$7,217
Amounts Included (Not Included) in December 31, 2009 Balance Sheets:
2010 Events(2)	(1,986)	(1,208)	(9)	—	(3,204)	—	(3,204)
Encumbered assets(9)	146	—	—	—	146	160	306
Other Reclassifications(4)	(239)	(31)	(36)	—	(306)	43	(263)

Adjustments for Market, Economic, and Discount Factors (5)	(70)	(285)	—	—	(355)	(29)	(384)
Interest - Future Cash Flows	(14)	(200)	(2)	—	(216)	(3)	(219)
Amounts, per Balance Sheets as of December 31, 2009	$1,286	$1,856	$2	$1	$3,144	$308	$3,453

Private Equity / Principal Investments (“PE/PI”)
Estimated Undiscounted Gross Receipts from Financial Instruments, per Cash Flow Estimates (5 yrs)(1)	$2,616	$406	$—	$—	$3,022	$7,085	$10,107
Amounts Included (Not Included) in December 31, 2009 Balance Sheets:
2010 Events(2)	(501)	—	—	—	(501)	—	(501)
Future Cash Investments Made to Preserve Assets(3)	(32)	—	—	—	(32)	(443)	(474)
Other Reclassifications(6)	(676)	—	—	—	(676)	1,693	1,017

Adjustments for Market, Economic, and Discount Factors (5)	(173)	(52)	—	—	(225)	(1,732)	(1,957)
Interest - Future Cash Flows	(32)	(5)	—	—	(37)	(173)	(210)
Other	(59)	—	—	—	(59)	(64)	(123)
Amounts, per Balance Sheets as of December 31, 2009	$1,143	$350	$—	$—	$1,493	$6,366	$7,859

Derivatives
Estimated Undiscounted Gross Receipts from Financial Instruments, per Cash Flow Estimates (5 yrs)(1)	$—	$106	$4,673	$863	$5,642	$6	$5,648
Amounts Included (Not Included) in December 31, 2009 Balance Sheets:
Future Cash Investments Made to Preserve Assets(3)	—	—	(250)	—	(250)	—	(250)
Encumbered assets(9)	—	—	422	—	422	—	422
Other Reclassifications(4)	—	—	(380)	(25)	(405)	405	—
Amounts, per Balance Sheets as of December 31, 2009	$—	$106	$4,465	$838	$5,409	$411	$5,820

Other(7)
Estimated Undiscounted Gross Receipts per Cash Flow Estimates (5 yrs)(1)	$3,469	$—	$—	$—	$3,469	$—	$3,470
Adjustments for Market, Economic, and Discount Factors (5)	(1,190)	—	—	—	(1,190)	—	(1,190)
Other Reclassifications(7)	(2,279)	—	—	—	(2,279)	1,262	(1,017)
Amounts, per Balance Sheets as of December 31, 2009	$—	$—	$—	$—	$—	$1,262	$1,262

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Notes to Reconciliation of Five-Year Cash Flow Estimates (Gross Receipts) to the Balance Sheets

As of December 31, 2009

(Unaudited)

(1)

This schedule reconciles the estimated gross receipts disclosed in the Exhibit 7 of the Disclosure Statement entitled “Five-Year Cash Flow Estimates” (“Cash Flow Estimates”), to the related amounts reflected in the Balance Sheet as of December 31, 2009. Refer to the Disclosure Statement, its accompanying notes, and the accompanying Notes to the Balance Sheet for further discussion.

(2)

Represents estimated recovery amounts for certain adjustments incorporated into the Cash Flow Estimates for events that occurred post-December 31, 2009. These events primarily include certain collateral received under the CDA, release of certain other collateral resulting from pay down of obligations, loan restructurings, the Bankhaus Settlement, and other. For further discussion regarding these events, refer to the Notes to the Balance Sheet.

(3)	Represents estimated cash disbursements over the five-year period for capital calls, derivative hedges, and other investments made to preserve asset value.

(4)	Primarily includes reclassifications of assets between Debtor and Non-Debtor Entities or between balance sheet classifications.

(5)

Reflects adjustments to the estimated gross cash receipts as presented in the Cash Flow Estimates primarily resulting from assumptions for market and economic factors for certain investments and the discounting effect for future cash flows.

(6)

Represents reclassification of (i) Neuberger Berman into PE/PI inventory as presented on the Balance Sheet, from “Other” as presented in the Cash Flow Estimates, and (ii) the reclassification of cash flows related to a position held by a Non-Debtor entity, but for which economic benefit reverts to LBHI.

(7)

“Other” as per the Cash Flow Estimates includes gross undiscounted cash flows related to Neuberger Berman and the Banks. The 12/31/09 balance sheet presents Neuberger Berman in PE/PI inventory, and the book value of Woodlands Commercial Bank and Aurora Bank as of 12/31/09 in “Investments in Affiliates - LBHI Controlled Non-Debtor Entities” on the books of a Non-Debtor entity. The adjustment from the Cash Flow Estimates to the Balance Sheet for both of these items are included in “Adjustments for Market, Economic, and Discount Factors”.

(8)

The schedule below provides additional information regarding the Commercial Real Estate portfolio. Valuations for residential real estate assets are primarily based on recent comparable sales activity.

Commercial Real Estate

Category	Weighted Average Term (Mos.)	Weighted Average Discount Rate
Land	31	28%
Office	47	18%
Hospitality	52	14%
Condo / Multifamily	51	22%

(9)	Represents collateral underlying secured borrowings, net of estimated or actual repayments of financing obligations.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Intercompany Receivables and Payables(1)(2)(3)

As of December 31, 2009

(Unaudited)

	DEBTOR ENTITIES
$ in billions	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities(4)	Total LBHI- Controlled Entities(4)(5)

Receivable from:
LBHI controlled - post petition	$0.8	$—	$0.3	$0.7	$1.8	$2.5
LBHI controlled debtor entities:
Lehman Brothers Holdings Inc.	—	—	4.2	1.2	5.3	26.4
Lehman Brothers Special Financing Inc.	20.3	—	0.1	0.8	21.2	22.7
Lehman Commercial Paper Inc.	20.8	0.9	—	0.8	22.5	24.6
Other Debtor Enitities	4.4	0.7	0.4	—	5.5	6.3
	45.6	1.6	4.7	2.8	54.6	80.0
LBHI controlled - non-debtor entities	41.2	0.5	8.9	0.3	50.8	50.8
Non-LBHI controlled entities	60.3	8.6	0.8	6.5	76.1	91.8
Total	$147.9	$10.7	$14.6	$10.2	$183.4	$225.1

Payable to:
LBHI controlled - post petition	$1.2	$0.1	$0.1	$—	$1.3	$2.5

LBHI controlled debtor entities:
Lehman Brothers Holdings Inc.	$—	$20.2	$21.0	$4.5	$45.7	87.2
Lehman Brothers Special Financing Inc.	—	—	0.9	0.7	1.7	2.0
Lehman Commercial Paper Inc.	4.1	—	—	0.4	4.5	13.4
Other Debtor Enitities	1.2	0.9	0.6	—	2.7	3.5
	5.3	21.1	22.5	5.6	54.6	106.1
LBHI controlled - non-debtor entities	21.1	1.5	1.8	0.8	25.1	25.1
Non-LBHI controlled entities	51.3	0.8	1.4	2.5	56.0	61.0
Total (excludes post-petition)	$77.7	$23.3	$25.7	$8.9	$135.6	$192.3

Notes:
(1)

Certain differences in pre-petition intercompany balances reported in previously filed Monthly Operating Reports have changed due to netting of intercompany financings (except as indicated in footnote 2 below), currency revaluation, and other factors. Certain other differences may exist between pre-petition intercompany balances due to rounding and historically unreconciled differences. All such differences are under review and may result in future adjustments to the Balance Sheet.

(2)

Prior to the Chapter 11 cases, certain intercompany financing transactions may have occurred amongst Company entities. For presentation purposes, inventory (not pledged to a third-party financing) collateralizing the financing transaction has, in most cases, not been transferred and continues to be reflected on the balance sheet of the entity receiving the financing, along with the related liability. These transactions are under review. Upon completion of such review, related amounts recorded on the Balance Sheet may require adjustments in future periods.

(3)

Does not include amounts recorded in the Balance Sheet as Subrogated Receivables from Affiliates and Third Parties related to the CDA with JPM. Refer to footnotes disclosures for additional information.

(4)	Amounts recorded on the respective Balance Sheets are the aggregate of the respective LBHI Debtor entities and Non-Debtor entities remaining under the control of LBHI.
(5)	Balances between Non-Debtor entities and other Non-Debtor entities reflect the impact of intercompany eliminations and investments in subsidiaries.